Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2006 Second Quarter and First Six Months
COPPELL, TEXAS, February 8, 2006 – Craftmade International, Inc. (Nasdaq: CRFT) today reported that consolidated net sales increased $69,000, or 0.2%, to $28,418,000 for its fiscal 2006 second quarter ended December 31, 2005, compared to $28,349,000 for the same period last year. The increase in sales was due to increased sales in the Craftmade segment partially offset by a decline in sales in the TSI segment.
Net income decreased $175,000, or 9.3%, to $1,697,000 for the three months ended December 31, 2005, compared to $1,872,000 for the same quarterly period last year. On a fully diluted basis, net income per share decreased 10.8% to $0.33 for the 2006 second quarter, compared to earnings per share of $0.37 for the corresponding year-ago period. Fully diluted shares outstanding for the three month period were 5,210,000 compared to 5,057,000 for the same period last year.
Net sales from the Craftmade segment increased $2,878,000, or 23.5%, to $15,146,000 for the quarter ended December 31, 2005, from $12,268,000 for the same period last year. The increase resulted from $2,127,000 of incremental net sales from the acquisition of Bill Teiber Co., Inc. (“Teiber”) as the Teiber customer base continues to expand. The remaining $751,000 increase in sales of the Craftmade segment resulted from an increase in sales partially due to newly introduced products, such as the builder-targeted ceiling fans, decorative ceiling fans and Accolade lighting products.
“Our second quarter financial performance is a continuing indication of our growth strategy within the Craftmade segment, which bolstered sales growth during the quarter,” commented James R. Ridings, Chairman and Chief Executive Officer of Craftmade. “Our Teiber product offering continues to grow and maintain solid customer acceptance, and we are pleased to see our newly introduced Craftmade products gain momentum.”
Net sales of the TSI segment declined $2,809,000, or 17.5%, to $13,272,000 for the quarter ended December 31, 2005, from $16,081,000 for the same period last year as increases in PHI, 50% owned subsidiary, were offset by decreases in Design Trends, a 50% owned subsidiary and Trade Source, a wholly-owned subsidiary.

Press Release
Craftmade International, Inc.
February 8, 2006

The net decrease in Trade Source sales was primarily the result of a sales decline as Wal-Mart transitions from a direct-import program for indoor/outdoor lighting and the mix and match fan program to a program where Trade Source will ship indoor/outdoor lighting items from its warehouse in Coppell, Texas. This decrease in sales was partially offset by an increase in sales of promotional indoor lighting products and the addition of the window covering product lines.
For the quarter ending December 31, 2005, Trade Source net sales to Wal-Mart declined to $83,000 from $2,202,000 in the same quarter in the prior year as Wal-Mart depletes its inventory prior to the above referenced transition. As routinely happens, Trade Source participated in Wal-Mart’s indoor/outdoor lighting line review, which occurred during the second fiscal quarter. In conjunction with the shift of shipment origins, Trade Source will consolidate some and eliminate other SKU’s to try to maximize inventory turns and reduce risks associated with warehousing slow moving inventory. The consolidated items will have higher gross margins per unit sold; but the Company will only stock 50% to 60% of the total number of SKU’s previously provided in the direct-import program once the new program begins in April. The lighting products that could not be priced to meet the needs of Wal-Mart and the Company have been eliminated.
The decline in Design Trends’ net sales was primarily due to the previously disclosed loss of four Lowe’s regional distribution centers which serve approximately 437 stores and the timing of orders prior to the April 2006 reset as described below. More detail of the loss of the distribution centers is provided in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 as filed with the SEC on September 20, 2005, and the Company’s Current Report on Form 8-K filing dated April 25, 2005.
Lowe’s continues to evaluate its mix and match portable lamp program and is planning to change its merchandising concept to one that will be based on Lowe’s private label, which will result in the discontinuance of the Design Trends’ merchandising display. In advance of the April 2006 reset, the Company has been asked to repurchase a portion of the existing inventory under the old Design Trends’ packaging and replace it with Lowe’s private label packaging. Lowe’s is currently offering the Company approximately 60% of the products in the new display set. The Company and Lowe’s continue to negotiate the terms for the transition into the new set. Based on historical information, private label programs result in declining gross profit margins and the Company will continue to evaluate the profitability of the mix and match portable lamp program relative to the investment required to maintain the program.
The increase in net sales of PHI primarily resulted from increased sales of the fan accessory and lamp replacement parts business to Lowe’s. Additional increases in net sales over the same quarter in the prior year are due to PHI’s sales of fan accessories to Wal-Mart that were made by Trade Source in the prior year quarter.

Press Release
Craftmade International, Inc.
February 8, 2006

“While sales declined during the second quarter, we remain committed to continue to introduce new products and product lines in the TSI segment. We believe future growth in this segment is contingent upon the success of our ongoing efforts to introduce new products and product lines to existing customers and to expand the business to new customers,” commented Mr. Ridings.
Gross profit of the Company as a percentage of net sales decreased to 30.2% for the quarter ended December 31, 2005, compared to 31.1% for the same period last year. Gross profit from the prior-year quarter benefited from a one-time $304,000 reduction in cost of sales by an amount that had been accrued related to import brokerage fees and duties (“Gross Profit Benefit”). On an adjusted basis, gross profit as a percentage of net sales was 30.0% for the second quarter ended December 31, 2004.
Gross profit as a percentage of net sales of the Craftmade segment decreased 2.0% to 35.5% for the quarter ended December 31, 2005, compared to 37.5% in the same period last year. The prior-year gross profit includes $133,000 from the Gross Profit Benefit described above. On an adjusted basis, gross profit as a percentage of net sales was 36.5% for the quarter ended December 31, 2004.
The decline in the gross margin of the Craftmade segment was the result of a change in product sales mix, and increased cost due to the decline of the U.S. dollar during the first seven months of the 2005 calendar year. The Company anticipates that margins for the Craftmade division will slightly increase during the last six months of the fiscal year from the first half of the fiscal year due to an aggregate decrease in cost resulting from the strengthening U.S. dollar during the last five months of the 2005 calendar year and strengthening relationships with manufacturers that are located in other countries with a more favorable exchange rate. However, this could be offset by the effect of the recent weakening of the U.S. dollar.
The gross profit of the TSI segment decreased to 24.2% of sales for the quarter ended December 31, 2005, compared to 26.2% of sales in the same year-ago period. The prior year gross profit includes $171,000 from the Gross Profit Benefit described above. On an adjusted basis, gross profit as a percentage of net sales was 25.1% for the quarter ended December 31, 2004. The net decrease in gross margin as a percentage of net sales for the TSI segment resulted from (i) changes in vendor program accruals as a percentage of gross sales, (ii) sales mix and (iii) changes in composition of shipment’s origin.
For fiscal year 2006, gross profit as a percentage of sales of the TSI segment is expected to remain consistent with the quarter ended December 31, 2005 provided that the segment maintains a similar sales mix, customer concentration and level of vendor program commitment throughout fiscal year 2006.

Press Release
Craftmade International, Inc.
February 8, 2006

Total selling, general and administrative (“SG&A”) expenses of the Company increased $252,000 to $4,748,000, or 16.7% of net sales for the quarter ended December 31, 2005, from $4,496,000, or 15.9% of net sales for the same period in the prior year. Total SG&A expense of the Craftmade segment increased $401,000 to $3,073,000 or 20.3% of sales, compared to $2,672,000, or 21.8% of sales for the same period in the previous year.
Salaries and wages for the quarter ending December 31, 2005, were lower than the prior year period as the result of a severance agreement with the Company’s former Chief Financial Officer in the prior year period. The cost of this agreement was $174,000 and was recorded in the quarter ended December 31, 2004. This partially offset an increase is salaries and wages for higher salaries due to adjustments of current employees to remain competitive with market conditions as well as the addition of seven Teiber employees and additional accounting and IT staff.
Lower accounting, legal and consulting fees in the quarter ended December 31, 2005, as compared to the prior year quarter, were primarily due to unusually high costs incurred in the same period in the prior year to (i) address internal controls issues, (ii) evaluate the proper interpretation of FIN 46 with respect to the Company’s 50% owned subsidiaries and (iii) comply with Section 404 of the Sarbanes-Oxley Act of 2002.
“Based on current market conditions, future SG&A expenses as a percentage of sales, excluding accounting, legal and consulting fees related to compliance with Section 404, will be relatively consistent with results generated in fiscal year 2005,” commented Mr. Ridings. “We believe that accounting, legal and consulting costs, including costs to comply with Section 404, will be reduced by approximately 35% to 50% of such costs in fiscal year 2005.
“Overall, the outlook for the balance of the year remains positive,” continued Mr. Ridings. “We are focused on servicing our showroom customers with premiere product offerings and leveraging the strengths of our wholly-owned subsidiaries that service the mass retail distribution channel. We believe we have the financial flexibility and strong market presence for long-term growth and profitability. We believe that fully diluted earnings per share in the second half of fiscal 2006 will be 30% to 35% higher than in the same period in fiscal 2005 which would result in record earnings for the year.”
A conference call to discuss the company’s second quarter fiscal 2006 results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 877-919-4059 a few minutes before the start time and reference passcode #29863517. Additionally, a replay of the earnings conference call will be available after the completion of the call through February 15, 2006, and can be accessed by dialing 877-919-4059 and referencing confirmation code 29863517. A webcast of the conference call can also be accessed by visiting the company’s Web site at www.craftmade.com.

Press Release
Craftmade International, Inc.
February 8, 2006

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Press Release
Craftmade International, Inc.
February 8, 2006

Craftmade International, Inc.
Summary Statements of Income
(In thousands except per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales	$28,418	$28,349	$58,887	$57,374
Cost of goods sold	19,830	19,537	41,553	40,042

Gross profit	8,588	8,812	17,334	17,332

Gross margin	30.2%	31.1%	29.4%	30.2%

Selling, general and administrative expenses	4,748	4,496	9,646	9,905
Interest expense, net	322	240	626	470
Depreciation and amortization	153	141	311	288

Total expenses	5,223	4,877	10,583	10,663

Income before income taxes and minority interests	3,365	3,935	6,751	6,669
Minority interests	739	995	1,472	1,561

Income before income taxes	2,626	2,940	5,279	5,108
Provision for income taxes	929	1,068	1,850	1,838

Net income	$1,697	$1,872	$3,429	$3,270

Basic earnings per common share	$0.33	$0.37	$0.66	$0.65

Diluted earnings per common share	$0.33	$0.37	$0.66	$0.64

Cash dividends declared per common share	$0.12	$0.10	$0.24	$0.20

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